                                                                    Exhibit 10.3

                Amendment and Extension of Employment Agreement
       Between Boston Life Sciences, Inc. and David Hillson, dated 11/7/94
                                 Attached Hereto


Whereas the parties, Boston Life Sciences, Inc. ("BLSI") and David Hillson ("CEO"), desire to amend and extend the employment agreement dated 11/7/94 and effective 11/14/94 attached hereto, the following modifications and new terms shall apply:

     (1) The original agreement shall be extended by approximately 1 year and six weeks to end on December 31, 1998 instead of November 14, 1997.

     (2) The provisions of the original statement contained in Section 5, page 5 ("Non-Competition") are modified as shown on the attached copy of that agreement.

     (3) The provisions of the original agreement contained in Section 7 (iv), page 8, are modified as shown on the attached copy.

     (4) The annual salary of the CEO, David Hillson, shall be raised to $195,000 commencing January 1, 1997. At the discretion and review of the Board of Directors, such annual salary may be increased for the second year of the contract, January 1, 1998 to December 31, 1998/

     (5) With the following exception, no further specific or contractually based bonus shall be paid by BLSI to the CEO under this extended contract. The only exception to the foregoing is the provision contained in the original contract for BLSI to pay CEO a bonus in the event a joint venture is consummated upon the terms specified in the original contract. However, this bonus obligation shall be in effect only through the period of the original (unamended) contract and shall therefore end on November 15, 1997.

     (6) The parties agree that upon signing this amended and extended employment agreement, David Hillson shall receive a contract renewal payment of $50,000.

The parties have agreed to the above-described modifications and amendments as well as those indicated as marked and initialed on the original agreement attached hereto.

Other than the provisions contained above, it is agreed that the terms and conditions of the original agreement shall remain in full force and continue to be binding upon both parties.

Boston Life Sciences, Inc.
By:

/s/ Ira Lieberman                           /s/ David Hillson
----------------------------------          ---------------------------------
Ira Lieberman                               David Hillson
Chairman, Compensation Committee            Chairman, President, & CEO

                         RENEWAL OF EMPLOYMENT AGREEMENT



This renewal Agreement dated as of December 28, 1999 by and between Boston Life Sciences, Inc., a Delaware Corporation having a place of business at 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116, (the "Corporation"),'and David Hillson, an individual residing at 14 Moores Hill Road, Oyster Bay, New York 11771 ("CEO").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to employ the CEO as Chairman, President, Chief Executive Officer and Director and the CEO desires to be employed by the Corporation as Chairman, President, Chief Executive Officer and Director, all pursuant to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT; DUTIES

         (a) The Corporation-. engages and employs the CEO, and the CEO hereby accepts engagement and employment, as Chairman, Chief Executive Officer, President and Director of the Corporation and all of its current and/or future divisions and subsidiaries, to direct, supervise and have responsibility for the daily operations of the Corporation, including, but not limited to: (i) directing and supervising the business and research and development efforts of the Corporation; (ii) managing the other executives and personnel of the Corporation; (iii) evaluating, negotiating, structuring and implementing business transactions with the Corporation's customers and suppliers; (iv) to attend meetings of the Board of Directors of the Corporation; and to perform such other services and duties as the Board of Directors of the Corporation shall determine.

         (b) The CEO shall perform the major portion of his duties from the Corporation's executive offices, which are currently located in Boston, MA and will also perform some of his duties in the New York City area. Relocation of CEO to Massachusetts shall not be required. However, the CEO also acknowledges and agrees that the performance by the CEO of his duties hereunder may require significant domestic and international travel by the CEO.
(c) The CEO shall devote all of his professional time and maximum effort to the high quality performance and proper discharge of his duties and responsibilities as Chief Executive Officer and under this Agreement.

2. TERM

The CEO's employment hereunder shall be for a term of two years commencing on January 1, 2000 and continuing through the second anniversary of such date.

3. COMPENSATION

(a) As compensation for the performance of his duties on behalf of the Corporation, the CEO shall be compensated as follows:

     (i)  A base salary of $285,000 per annum.


     (ii) The CEO shall receive additional options to purchase 220,000 shares of common stock of the Corporation, as determined by the Board of Directors/Compensation Committee in its most recent meeting.


    (iii) In addition to the aforementioned compensation, upon the occurrence of the milestone events as defined by the Board of Directors/Compensation Committee in its most recent meeting, the CEO shall have earned and be entitled to receive such appropriate bonus compensation.

     (iv) The Board of Directors shall consider through its Compensation Committee, the award of further bonuses to the CEO based upon successful equity or equity equivalent financings concluded by the Company during the period of this Agreement.

The Corporation shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the CEO pursuant to Section 3 (a) hereof.


(b) The Corporation shall reimburse the CEO for all normal, usual and necessary expenses incurred by the CEO in furtherance of the business and affairs of the Corporation, including reasonable travel (including cost of reasonable lodging and transportation between New York and Boston as necessary) and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the CEO's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

(c) The CEO shall be, during the term of this Agreement, entitled to vacations of not less than three (3) weeks per annum.

(d) The Corporation shall make available to the CEO and his dependents, such paid medical, long-term disability, life insurance and such other health benefits as the Corporation makes available to its other senior officers and directors. Upon termination of full-time employment (other than for cause), the corporation will continue to provide to the CEO his then existing health benefits (coverage) for a reasonable period of time (not less than three years) in the absence of such coverage due to the subsequent unemployment of the CEO.

4. REPRESENTATIONS AND WARRANTIES BY THE CEO AND CORPORATION
   ---------------------------------------------------------

The CEO hereby represents and warrants to the Corporation as follows:

         (a) Neither the execution and delivery of this Agreement nor the performance by the CEO of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the CEO is a party or by which he is bound.

(b) The CEO has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the CEO enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the CEO to execute and deliver this Agreement or perform his duties and other obligations hereunder.

The Corporation hereby represents and warrants to the CEO as follows:

(a) The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(b) The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

(c) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which this Corporation or any of its properties may be bound or affected.



5. NON-COMPETITION
   ---------------

(a) The CEO understands and recognizes that his services to the Corporation are special and unique and agrees that, during the term of this Agreement and, unless such termination is by the CEO pursuant to 7(a)(iii) below, for a period of two (2) years from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, Corporation or other business entity ("Person"), enter into or engage in any business as specifically described below that is competitive with the Corporation's current existing business, proposed business or research activities, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate in the areas of research, o development or commercialization of anti-angiogenesis factors, Parkinson's Disease diagnostics or therapeutics, tumor targeting diagnostics or therapeutics, or MHC-related diagnostics or therapeutics or any additional area of business in which the Corporation may become engaged subsequent to the effective date of this agreement, within the geographic area of the Corporation's business.

(b) During the term of this Agreement and for two (2) years .thereafter, CEO shall not, directly or indirectly, without the prior written consent of the
Corporation:

     (i) solicit or induce any employee of the Corporation or any affiliate to leave the employ of the Corporation or any affiliate or hire for any purpose any employee of the Corporation or any affiliate or any employee who has left the employment of the Corporation or any affiliate within six months of the termination of said employee's employment with the Corporation; or

     (ii) solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the Corporation any affiliate where his position will be related to the business of the Corporation; or

    (iii) solicit or accept the business of any customer or supplier of the Corporation or any affiliate with respect to products similar to those supplied by the Corporation, (c) In the event that the CEO breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions-contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, the CEO shall not urge as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies, which may be available.

6. CONFIDENTIAL INFORMATION
   ------------------------

(a) The CEO agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade -- secrets and other, confidential and proprietary business information of the Corporation or any of its Clients. The CEO agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the CEO's duties to the Corporation. The CEO agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b) Except with prior written authorization by the Corporation, the CEO agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c) CEO hereby assigns to the Corporation all right, title and interest he may have or acquire in all inventions (including patent rights) developed by the CEO during the term of this Agreement ("Inventions") and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. -CEO further agrees to assist the Corporation in every proper way (but at the Corporation's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and ail countries.

7. TERMINATION
   -----------

(a) The CEO's employment hereunder shall begin on January 1, 2000 and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

     (i)  The death of the CEO;

     (ii) Termination by the Board of Directors of the Corporation for just cause. Any of the following actions by the CEO shall constitute just cause:

          (A) Material breach by the CEO of Section 5 or Section 6 of this Agreement;

          (B) Material breach by the CEO of any provision of this Agreement other than Section 5 or Section 6 which is not cured by the CEO within fifteen (15) days of notice thereof from the Corporation; or

          (C)  Any action by the CEO to intentionally harm the Corporation.

    (iii) Termination by the CEO for just cause. Any of the following actions or omissions by the Corporation shall constitute just cause:.

          (A) Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within fifteen
               (15) days of notice thereof from the CEO; or

          (B)  Any action by the Corporation to intentionally harm the CEO;

     (iv) Termination by the Board of Directors of the Corporation without just cause, provided that the Corporation continues to pay the CEO's full base salary for the period commencing with initial employment hereunder and ending on December 31, 2001; provided however that the hiring of a new President shall not be considered a termination under this Agreement, so long as the CEO retains his position as Chairman and Chief Executive Officer, or voluntarily resigns from his position as CEO. In addition to any, payments due to the CEO at the date of termination pursuant to this Section 7(a)(iv), the CEO shall be entitled to receive at the date of termination, any accrued but unpaid bonus compensation described in Section 3(a)(iii) hereof relating to milestone events occurring prior to the date of termination. In addition, in the event that the CEO is terminated pursuant to this
          Section 7(a)(iv), then the vesting of unvested options granted to the CEO pursuant to Section 3 (a) (ii), shall accelerate by a period of 12 months from the date of termination and be immediately exercisable, and/or the provisions of the current stock option plan, including all of its amendments shall apply.

(b) Upon termination pursuant to subparagraph (ii) of paragraph (a) above, the CEO shall be entitled to receive his base salary accrued but unpaid as of the date of termination, and in the case of (i) above, his estate shall also receive accrued but unpaid milestone compensation and vested options shall continue to be exercisable by the CEO's estate.

(c) Beginning 120 days prior to the end of this Agreement (December 31, 2001), the CEO will be entitled to a 120-day notice period prior to any termination of his employment. During this period his base salary 'will continue. In the absence of any other specifically conflicting provision in a subsequent employment agreement, this provision (c) will continue in force beyond December-31, 2001 for as long as the CEO is employed by the Corporation whether or not under an employment agreement.

8. NOTICES
   -------

         Any notice or other communication under this Agreement (including that pursuant to 7-(c) above) shall be in writing and shall be deemed to have been given: (i) upon delivery when delivered personally against receipt therefore;
(ii) one (1) day after being sent by Federal Express or similar overnight delivery; or (iii) three (3) days after being mailed via registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9. SEVERABILITY OF PROVISIONS
   --------------------------

         If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall ' nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10. ENTIRE AGREEMENT MODIFICATION
    ------------------------------

         This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement, which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. BINDING EFFECT
    --------------

         The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the CEO and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the CEO's obligations hereunder may not be transferred or assigned by the CEO.

12. NON-WAIVER
    ----------

         The failure of either party to insist upon the strict performance of any or the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13. GOVERNING LAW
    --------------

         This Agreement shall- be governed by, and construed and interpreted in accordance with, the laws of the State of New York without, regard to principles of conflict of laws.

14. ARBITRATION

         Resolution of all disputes arising in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of this Section. Consequently, the parties hereby agree to submit all disputes to arbitration for final and binding resolution. Either party may initiate such arbitration by delivery of a demand therefore (the "Arbitration Demand") to the other party. The arbitration shall be conducted in Boston, Massachusetts, by a sole arbitrator selected by agreement of the parties not later than 10 days o after delivery of the Arbitration Demand, or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the America Arbitration Association. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. The arbitrator shall complete all hearings not later than 90 days after his or her selection or appointment, and shall make a final award not later than 30 days thereafter. The arbitrator shall apportion all costs and expenses of the arbitration, including the arbitrator's fees and expenses between the prevailing and non-prevailing party as the arbitrator shall deem fair and reasonable.

15. HEADINGS

         The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                            BOSTON LIFE SCIENCES, INC.

                                            By: /s/ Ira Lieberman
                                                --------------------------------
                                                Ira Lieberman

                                                Chairman, Compensation Committee





                                            Title: /s/ David Hillson
                                                   -----------------------------
                                                   David Hillson
                                                   Chairman, President & CEO

Memorandum

To:      Ira Liberman
From:    David Hillson
Date:    January 23, 2001
Re:      Employment Contract-Extension and Special Retirement Provision
--------------------------------------------------------------------------------

I hereby accept the offer to extend my current employment contract for an additional year beyond December 31, 2001. The contract will therefore terminate December 31, 2002. All of its provisions will remain in effect. However, both parties agree and acknowledge that at any time subsequent to December 31, 2001, if someone other than David Hillson becomes CEO of the Company, the annual compensation for David Hillson as Chairman over the remainder of the contract may be reduced to $200,000.

Once again, thank you for your guidance and input on my long-standing request to have the Board include a retirement provision/package in my amended employment agreement.

Amendments to Employment Contract/Special Retirement Provisions

     (1) In recognition of past services rendered to the Company and to provide greater incentive for continued service to BLSI, the Company agrees to make the following special provisions for retirement income specifically, and only, in the case of David Hillson, its CEO and
          Chairman:

               BLSI will contribute the sum of $100,000 to the purchase of any annuity selected by David Hillson who will also contribute $200,000 of his own funding for the purchase of such annuity. The contribution and purchase will be completed by February 28, 2001. The Company will also set aside as pay to David Hillson, as a special one-time benefit, the additional sum, of $100,000 in January 2001, separate and apart from any other compensation that may be due to him either at such time or subsequently. This payment will serve to reimburse him for $100,000 of the funding provided directly by him at the time the annuity was originally purchased in February 2001. The annuity will be owned immediately and directly by David Hillson who will be solely responsible for the payment of all income taxes on the $200,000 funded on his behalf by BLSI.

     (2) As a special benefit (limited for David Hillson) the Company will continue to pay for the same level of healthcare insurance coverage (but not disability or life insurance) that it now provides to the CEO for the two years following resignation or termination.

     (3) David Hillson will be granted an additional period of four years in which to exercise stock options that have vested or will vest as already previously provided and awarded.

My signature below will serve to indicate my acceptance of this contract extension and special retirement amendment/provision. The Company agrees to grant this contract extension and special retirement provision as reflected in the signature below.

Above accepted and agreed by

    /s/ David Hillson                       /s/ Ira Lieberman
----------------------------       ---------------------------------------------
David Hillson                      Ira Lieberman, for Boston Life Sciences, Inc.
Chairman, President &              Chairman, Compensation Committee
Chief Executive Officer